December 2015
Pricing Sheet dated December 8, 2015 relating to Preliminary Terms No. 710 dated December 7, 2015 Registration Statement No. 333-200365 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Buffered Securities Based on the Value of the Worst Performing of the S&P 500® Index and the Russell 2000® Index due December 27, 2018

Principal at Risk Securities

PRICING TERMS – DECEMBER 8, 2015
Issuer:		Morgan Stanley
Maturity date:		December 27, 2018
Underlying indices:		S&P 500® Index (the “SPX Index”) and the Russell 2000® Index (the “RTY Index”)
Stated principal amount / issue price:		$10 per Buffered Security
Aggregate principal amount:		$2,000,000
Payment at maturity:		• If the final index value of each underlying index is greater than or equal to 105% of its respective initial index value:
$10 × (index performance factor of the worst performing underlying index + 2.50%)
In no event will the payment at maturity exceed the maximum payment at maturity.
• If the final index value of either underlying index is less than 105% of its respective initial index value but the final index value of neither underlying index is less than 90% of its respective initial index value:
$10 + $10 × [(index performance factor of the worst performing underlying index – 90%) × 50.00%]
• If the final index value of either underlying index is less than 90% of its respective initial index value but the final index value of each underlying index is greater than or equal to 77% of its respective initial index value, meaning the value of neither underlying index has declined by more than the buffer amount of 23% from its initial index value:
$10
• If the final index value of either underlying index is less than 77% of its respective initial index value, meaning the value of either underlying index has declined by more than the buffer amount of 23% from its respective initial value:
($10 × the index performance factor of the worst performing underlying index) + $2.30
Under these circumstances, the payment at maturity will be less than the stated principal amount of $10. However, under no circumstances will the Buffered Securities pay less than $2.30 per Buffered Security at maturity.
Index performance factor:		With respect to each underlying index, final index value / initial index value
Worst performing underlying index:		The underlying index with the lesser index performance factor
Initial index value:

With respect to the SPX Index, 2,063.59, which is the index closing value of the SPX Index on the pricing date

With respect to the RTY Index, 1,159.397, which is the index closing value of the RTY Index on the pricing date

Final index value:		With respect to each underlying index, the index closing value of such index on the valuation date
Valuation date:		December 21, 2018, subject to adjustment for non-index business days and certain market disruption events
Buffer amount:		23%
Maximum payment at maturity:		$13.95 per Buffered Security (139.50% of the stated principal amount)
Minimum payment at maturity:		$2.30 per Buffered Security (23% of the stated principal amount)
Pricing date:		December 8, 2015
Original issue date:		December 11, 2015 (3 business days after the pricing date)
CUSIP / ISIN:		61765U449 / US61765U4498
Listing:		The Buffered Securities will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
Estimated value on the pricing date:		$9.679 per Buffered Security. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per Buffered Security	$10	$0.15(1)
		$0.05(2)	$9.80
Total	$2,000,000	$40,000	$1,960,000

(1) Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.15 for each Buffered Security they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2) Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each Buffered Security.

(3) See “Use of proceeds and hedging” in the accompanying preliminary terms.

The Buffered Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC and have been licensed for use by S&P Dow Jones Indices LLC and Morgan Stanley. The Buffered Securities are not sponsored, endorsed, sold or promoted by Standard and Poor’s Financial Services LLC, and Standard and Poor’s Financial Services LLC makes no representation regarding the advisability of investing in the Buffered Securities.

The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley. The Buffered Securities are not sponsored, endorsed, sold or promoted by Russell Investments Russell Investments and Russell Investments makes no representation regarding the advisability of investing in the Buffered Securities.

Preliminary Terms No. 710 dated December 8, 2015

Product Supplement for PLUS dated November 19, 2014           Index Supplement dated November 19, 2014

 Prospectus dated November 19, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.